Exhibit 19.1

TRINITY PLACE HOLDINGS INC.

INSIDE INFORMATION, MARKET COMMUNICATIONS

AND SECURITIES TRADING POLICY AND PROCEDURES

(amended April 23, 2018)

General

This memo sets forth Trinity Place Holdings Inc.’s corporate-wide policies, rules, guidelines and procedures with respect to inside information. It also contains procedures and limitations on buying and selling securities and/or who is authorized to communicate with securities industry professionals and company shareholders. It is intended to protect our sensitive information, our reputation for integrity, the integrity of our business dealings, and our company and its employees from legal liability. These guidelines and procedures are designed not only to prevent violation of the law but also to assure the avoidance of any appearance of impropriety.

The federal securities laws prohibit any person, whether or not the person is an “insider” in the traditional or technical legal sense, from buying and selling securities of a company while that person is in possession of material non-public information regarding the company. Such information is referred to in this memo as “Inside Information.” Any director, officer or employee of Trinity Place Holdings Inc. or its subsidiaries (collectively, the “Company”) who possesses such information, either regarding the Company or regarding any Company customer or potential customer, is considered an insider under the law, and is forbidden to trade in the Company’s securities. The term “Insider” is used in this memo to refer to a person in possession of such information, and the prohibited trading is referred to as “Insider Trading.” It is also illegal to pass along material non-public information to others (“tipping”), and a person who does so in violation of a duty to keep it confidential may be liable if others trade. In short, an Insider in possession of Inside Information must abstain from trading, and must exercise care not to disclose the Inside Information to others who may trade.

In order to avoid even an inadvertent misuse of Inside Information, it is the Company’s policy that persons in possession of Inside Information should not disclose such information to others, except as necessary for the conduct of Company business.

An individual found to have engaged in Insider Trading or tipping is subject to a wide range of serious penalties, including disgorgement and civil monetary penalties (in an amount up to three times the profit gained or the loss avoided); a prohibition against serving as an officer or director of a public company; and criminal penalties, including fines and imprisonment. Under certain circumstances, liability may also be imposed on the Company and senior employees as “Controlling Persons,” if a Company employee whom they control engages in Insider Trading or tipping. Illegal trades may expose the Company to substantial civil penalties, as well as adverse publicity, embarrassment and potential private civil litigation.

Regulation FD seeks to prevent selective disclosure of material non-public information to covered persons, who are securities industry professionals (including brokers, investment advisers and managers and investment companies and hedge funds) and shareholders who are reasonably likely to trade on the information. It applies to communications by senior officials and others who regularly deal with the covered persons. on behalf of the Company. The policy provides that only the Chief Executive Officer and the Chief Financial Officer and persons who they expressly direct to do so are authorized to discuss the Company and its business with these covered persons.

In order to prevent the violations and the potential liability described above, and to avoid even the appearance of impropriety, the Board of Directors of the Company has adopted this Inside Information, Market Communications and Securities Trading Policy and Procedures (“Policy”). This Policy is subject to change from time to time.

To Whom Does the Policy Apply?

Every Company officer, director and employee must know and obey these rules. Insiders may not trade, either personally or for any account over which they exercise investment discretion, while in possession of Inside Information (even after their status as an Insider has terminated). In addition, this prohibition against Insider Trading applies to “Affiliates” of the Insider, defined to include the Insider’s spouse, minor children, other relatives living in the Insider’s home, trusts or other accounts in which the Insider or relatives living in his or her home have a beneficial interest, and trusts or other accounts over which the Insider exercises control or investment influence. Certain portions of the Policy apply only to specified individuals, as described below. All employees, directors and officers of the Company will receive a copy of it and be required to sign an acknowledgment that they have received it, understand it and agree to abide by it.

What is Inside Information?

“Inside Information” includes all material information about the Company, its customers and other entities that is non-public. Information is “non-public” if it is not generally known or available to the general public. Information becomes publicly known when it is announced to the media through a press release or other official announcement and the investing public has had sufficient time to consider the information. For purposes of this Policy, a “cleansing” public disclosure is deemed to occur 24 hours after the information is released (or if such 24 hour period ends on a day which is not a trading day, on the next succeeding trading day at the time the information was released).

The courts have found that information is “material” if there is a substantial likelihood that a reasonable investor would consider such information important in arriving at a decision to buy, sell or hold securities. Examples of information that might be deemed material includes purchases or sales of substantial assets, a significant new contract, unusual borrowings or securities offerings, major litigation, liquidity problems, asset-quality problems, a significant merger or acquisition proposal or agreement, extraordinary management developments, a significant expansion or curtailment of operations, a significant increase or decline in business, earnings estimates and changes in previously announced earnings estimates (or the major components of earnings). This list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances. If you have any doubt as to whether certain information is or is not material, you should inquire of the Company’s Compliance Officer.

As noted above, Inside Information includes not only such information about the Company, but also Company customer information. The Company’s customers and business partners must be confident that the sensitive information they entrust to us will be handled with integrity and discretion. To this end, you should consider as “Customer Inside Information” all sensitive information furnished to the Company by a customer in the course of an actual or prospective business relationship, as well as our internally generated reports or similar documents based on such information.

What Does the Policy Require?

1.Prohibition Against Trading When In Possession of Inside Information. No Insider may buy or sell any securities of the Company, or place an order to do so, when they have Inside Information about the Company. This means that whenever you have Inside Information such as that described above, you may not engage in a transaction in the Company’s securities. Similarly, when you have Customer Inside Information, you may not engage in any transaction in the securities of the Customer.

2.Prohibition Against “Tipping,” and Preservation of Confidentiality. While in possession of Inside Information, you may not share that information with anyone else or advise any person regarding trading in the Company’s stock, whether or not that person is an Insider. The same prohibition against tipping applies when you are in possession of Customer Inside Information. It is also the Company’s policy that you may not disclose Inside Information to anyone either within or outside the Company except as required by law or when you are authorized to do so as part of your job responsibilities.

3.Restriction on Trading in Company Securities by Directors and Officers. The Company has implemented the following additional requirements applicable to (i) all directors of the Company, and their Affiliates (as defined above), and (ii) all officers of the Company subject to Section 16 under the Securities Exchange Act of 1934, and their Affiliates:

(i)

Preclearance. Prior to initiating any purchase or sale, a director or officer must first notify the Company’s Compliance Officer (identified below) or, if he is not available, the Chief Executive Officer, in writing of the desire to buy or sell securities. The Compliance Officer or Chief Executive Officer will determine whether or not the proposed transaction may be undertaken and will promptly advise the director or executive officer of the executive decision (“Preclearance”). Such preclearance to trade may not be sought if the director or officer is then in possession of Inside Information. If clearance to buy or sell is given, the trade should be completed by the end of the fifth trading day thereafter, or new clearance must be obtained. If the Compliance Officer or the Chief Executive Officer determines that the transaction should not be made because of circumstances at the Company (which circumstances need not be revealed to the requester), the decision shall be final and be adhered to by the director or officer. This determination remains in effect until subsequent clearance is received. If you have been denied clearance to trade, you should not disclose this to others.

4.Restriction on Trading by Other Employees. Because of their access to Inside Information on a regular basis, other employees will also be required to comply with the Preclearance provisions. This requirement will also apply to Affiliates of such designated employees. The employees in this category may change from time to time.

5.Use of 10b5-1 Trading Programs. Notwithstanding the general prohibitions set forth above, a director, officer or employee may effect purchases or sales of the Company’s securities pursuant to a contract, instruction or written plan that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934; provided that (a) the director, officer or employee was not aware of Inside Information at the time he or she entered into or adopted the contract, instruction or written plan (or any modification thereof), and (b) the contract, instruction or written plan (or any modification thereof) has been approved in advance by the Compliance Officer. The Company reserves the right to prohibit any transactions involving securities of the Company pursuant to any 10b5-1 trading program if the Company determines that such a prohibition is in the best interests of the Company.

6.Prohibition on Communications with Securities Industry Professionals and Shareholders. In order to avoid the selective disclosure of material non-public information, the only persons authorized to discuss the Company and its business with securities industry professionals (including brokers, investment advisers and managers and investment companies and hedge funds) and shareholders seeking information from the Company or who are otherwise reasonably likely to trade on the information are the Chief Executive Officer and the Chief Financial Officer of the Company and persons who they expressly direct to do so.

7.Rules for Protecting Confidentiality of Inside Information Relating to Sensitive Business Transactions. From time to time, the Company explores business combinations or other similar potential transactions with other companies and individuals. All information learned in the course of such dealings (including the fact the potential transaction is under consideration) is to be considered Inside Information, and must not be communicated to anyone outside the Company, except as may be required by law, or to the extent the person needs to know the information in order to render services to the Company (e.g., outside counsel or auditors). All information learned in the course of such dealings must not be communicated to other employees of the Company, except to the extent they need to know the information to fulfill their job responsibilities.

Recipients of information learned in the course of such business dealings must be advised that the information is confidential and instructed about the limitations on its use. Recipients of such information must take care to ensure that the information is not inadvertently disclosed to persons other than other Company employees involved in the transaction.

8.Prohibitions Against Selling Short and Company Options Trading. Directors, officers and employees may not trade in options, warrants, puts and calls or similar instruments on Company securities, or sell securities of the Company short (that is, selling stock you do not own in the expectation the price will decline), in a manner which is contrary to the provisions of Section 16(c) of the Securities Exchange Act of 1934 and the rules thereunder.

9.Prohibitions Against Margin Accounts and Pledges. Directors, officers and employees and their Affiliates may not hold Company securities in a margin account or pledge Company securities as collateral for a loan without seeking pre-clearance from the Compliance Officer. Securities held in a margin account or pledged as collateral for a loan may be sold at a time when an Insider is aware of Inside Information without such person’s consent by the broker if such person fails to meet a margin call or by the lender in foreclosure if there is a default on the loan. An exception to this general prohibition may be granted where Insiders and their Affiliates wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. To obtain an exception, a request for approval to the Compliance Officer must be submitted as promptly as practicable but in no event later than one week prior to the proposed execution of documents evidencing the proposed pledge.

10.Prohibitions on Hedging Transactions. Directors, officers and employees may not engage in hedging or monetization transactions involving Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through the employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders.

11.Other Restrictions. Certain persons are subject to other limitations on their ability to trade in the Company’s securities. Directors, officers and 10% beneficial owners are subject to Section 16 of the Securities Exchange Act of 1934. Holders of “restricted” securities and affiliates of the Company are subject to Rule 144 under the Securities Act of 1933 in connection with their sales of the Company’s securities.

This Policy does not generally apply to the exercise of options granted by the Company, but does apply to the sale of shares received upon the exercise of those options, directly or indirectly, for example through a broker loan or sale program, and to shares received in restricted stock grants and restricted stock units, once vested.

What If I Have Questions About the Policy?

The Company’s Chief Financial Officer, Steven Kahn, has been designated the Compliance Officer for this Policy. The Compliance Officer is responsible for ensuring compliance with this Policy through appropriate monitoring. The Compliance Officer will interpret the application of the Policy to any situations not set forth. The determination of the Compliance Officer is final.

If you have any questions about this Policy, you should contact the Compliance Officer before you take any other action.

What If I Don’t Follow the Policy?

If you do not adhere to the Policy, whether specifically or in spirit, you will be subject to appropriate disciplinary action, up to and including termination of employment.

TRINITY PLACE HOLDINGS INC.

INSIDE INFORMATION, MARKET COMMUNICATIONS

AND SECURITIES TRADING POLICY AND PROCEDURES

ACKNOWLEDGMENT

By my signature below, I acknowledge that I have read and understand the Trinity Place Holdings Inc. Inside Information, Market Communications and Securities Trading Policy and Procedures and I agree to abide by its provisions.

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